[Exhibit 99.1]
[Logo]

                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com

                                                                    NEWS RELEASE


Level 3 contacts:

Media:            Josh Howell                   Investors:          Robin Grey
                  720-888-2517                                    720-888-2518

                  Chris Hardman                               Sandra Curlander
                  720-888-2292                                    720-888-2501


             Level 3 Communications Issues Notice of Redemption for
                          9 1/8% Senior Notes due 2008 and
                     10 1/2% Senior Discount Notes due 2008

        Company Closes Offering of 125 Million Shares of its Common Stock
                 and $335 Million Aggregate Principal Amount of
                      its Convertible Senior Notes due 2012

                Underwriters of Convertible Senior Notes due 2012
                    Exercise Portion of Overallotment Option

BROOMFIELD, Colo., June 13, 2006 -- Level 3 Communications, Inc. (Nasdaq: LVLT) today announced that it has called for redemption all of its outstanding 9 1/8% Senior Notes due 2008 and 10 1/2% Senior Discount Notes due 2008. The redemption date for each of these notes will be July 13, 2006.

The 9 1/8% Senior Notes due 2008 will be redeemed at a redemption price equal to 100% of the principal amount of those notes plus accrued and unpaid interest to but not including the redemption date. The aggregate principal amount of 9 1/8% Senior Notes due 2008 to be redeemed is $398,407,000. The 10 1/2% Senior Discount Notes due 2008 will be redeemed at a redemption price equal to 101.75% of the principal amount at maturity of those notes plus accrued and unpaid interest to but not including the redemption date. The aggregate principal amount at maturity of 10 1/2% Senior Discount Notes due 2008 to be redeemed is $62,091,000.

Additional information regarding the redemption of these notes is available from The Bank of New York, the trustee with respect to these issues of notes.

The company also announced that it had closed the underwritten offering of 125 million shares of its common stock, and that it had closed the underwritten offering of $300 million aggregate principal amount of its 3.5% Convertible Senior Notes due 2012. The underwriters also purchased an additional $35 million aggregate principal amount of Convertible Senior Notes due 2012 pursuant to their option to purchase up to an additional $45 million aggregate principal amount of Convertible Senior Notes due 2012 to cover overallotments. In connection with the closings, the company received net proceeds of $869,775,000, before offering expenses. The company is using a portion of the net proceeds from these offerings to fund the redemption of the notes described above.

A registration statement relating to the common stock and the Convertible Senior Notes has been declared effective by the Securities and Exchange Commission. Offers and sales of the common stock and the Convertible Senior Notes may be made only by the related prospectus and prospectus supplement, which may be obtained from Merrill Lynch & Co., Prospectus Department, 4 World Financial Center, New York, NY 10080, telephone: 212-449-1000.

About Level 3 Communications
Level 3 (Nasdaq: LVLT), an international communications and information services company, operates one of the largest Internet backbones in the world. Through its customers, Level 3 is the primary provider of Internet connectivity for millions of broadband subscribers. The company provides a comprehensive suite of services over its broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice services and voice over IP services. These services provide building blocks that enable Level 3's customers to meet their growing demands for advanced communications solutions. The company's Web address is www.Level3.com.

Level 3 offers information services through its subsidiary, Software Spectrum, and fiber-optic and satellite video delivery and advertising distribution solutions through its subsidiary, Vyvx. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.vyvx.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are provided by a wholly owned subsidiary of Level 3 Communications, Inc.


Forward-Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: increasing the volume of traffic on Level 3's network; developing new products and services that meet customer demands and generate acceptable margins; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; stabilizing or reducing the rate of price compression on certain of our communications services; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; ability to meet all of the terms and conditions of our debt obligations; overcoming Software Spectrum's reliance on financial incentives, volume discounts and marketing funds from software publishers; and reducing downward pressure of Software Spectrum's margins as a result of the use of volume licensing and maintenance agreements.

Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.


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